Exhibit 10.2

OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT (this “Agreement”) is entered into as of February 21, 2018 by and between WELLTOWER INC. (“WT”; as used herein ‘WT’ shall mean Welltower Inc. and its subsidiaries and affiliates which are parties to the Transaction Documents defined below), WELLTOWER TRS HOLDCO LLC, a Delaware LLC (“TRS Holdco”) (solely for the purposes of Section 2(d) of this Agreement), OHI MEZZ LENDER LLC (“Omega”) (solely for the purposes of Sections 2(b), 2(d), 2(e) and 5(k) of this Agreement), and GENESIS HEALTHCARE, INC. (“Genesis”; as used herein ‘Genesis’ shall mean Genesis Healthcare, Inc. and its subsidiaries and affiliates which are parties to the Transaction Documents).

RECITALS:

A.FC‑Gen Real Estate, LLC, a subsidiary or affiliate of WT, as landlord, and Genesis Operations LLC, a subsidiary or affiliate of Genesis, as tenant, are parties to that certain Twentieth Amended and Restated Master Lease Agreement dated January 31, 2017, as amended by that certain First Amendment thereto, dated May 5, 2017, and as further amended by that certain Second Amendment thereto dated as of the date hereof (the “Second Amendment” and, together with all agreements evidencing, securing, guaranteeing and/or relating to such master lease as amended, the “Existing Master Lease”) covering the assets listed on Schedule 1 attached hereto;

B.Subsidiaries or affiliates of WT, as lender, and subsidiaries or affiliates of Genesis, as borrower, are parties to various loan and related documents in effect as of the date hereof including (i) that certain Amended and Restated Loan Agreement (A-2), that certain Consolidated Amended and Restated Loan Agreement, and that certain Amended and Restated Loan Agreement (B-1), each having an effective date of October 1, 2016 (collectively, as further amended, restated, supplemented or modified, and as further amended by the amended and restated notes (the “Amended Bridge Loan Notes”) executed on the date hereof, the “Bridge Loan Agreement”), in each case between WT as lender and Genesis as borrower, pursuant to which WT has made certain  loans (collectively the “Bridge Loan”) available to Genesis and (ii) that certain Term Loan Agreement, dated as of July 29, 2016 (as amended, restated, supplemented or modified, the “Term Loan Agreement”), among WT as administrative agent, collateral agent and lender, other lenders party thereto and Genesis as borrower, pursuant to which a term loan (“Term Loan”) has been made available to Genesis (such documents, together with all other documentation evidencing, securing, guaranteeing and/or relating to such loans, are referred to collectively as the “Loan Documents”; the loans and other financial accommodations thereunder are referred to collectively as the “Loans”; the Loan Documents and the Existing Master Lease, inclusive of the modifications effectuated pursuant to the Current Modifications (and, upon satisfaction of the conditions precedent therefore and effectuation of the Future Modifications referred to below, the modifications effectuated pursuant to the Future Modifications), are referred to collectively as the “Transaction Documents”; and  the transactions and undertakings covered by the Transaction Documents are referred to collectively as the “Transactions”); and

C.In addition to the amendments reflected in the Second Amendment, Genesis has requested WT to agree to certain modifications to the Bridge Loan, including those set forth in the Amended Bridge Loan Notes, which would be effective on the date hereof (the “Bridge Loan Modifications”, and together with all other modifications being entered into with respect to any of the Transaction Documents on the date hereof are referred to collectively as the “Current

Modifications”) and to agree to enter into certain modifications to the Term Loan, as described in Section 2(e) below, but only upon the timely occurrence of certain conditions precedent as set forth herein (the modifications to the Term Loan, the “Future Modifications”).

D.WT would not enter into the Current Modifications or agree to the Future Modifications but for Genesis agreeing to be bound by the provisions of this Agreement, and, accordingly, as a material inducement to WT to enter into the Current Modifications and the Future Modifications, Genesis is executing and delivering this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

1. Existing Master Lease.

(a) Genesis acknowledges and agrees that WT has the right, and is actively seeking, to sell assets covered by the Existing Master Lease, and Genesis hereby agrees it is obligated for all of the Sale Cooperation Obligations (defined below) with respect to WT’s efforts to sell such assets and the consummation of such sales. Without limiting the generality of the foregoing, Genesis hereby agrees it is obligated for all the Sale Cooperation Obligations with respect to the sale to one or more third party buyers, including buyers which may be identified by WT and in which WT may have beneficial interests (collectively, including any designee thereof who takes title to any asset, “Buyers”), of the following categories of assets covered by the Existing Master Lease:

(i) the lessor’s interest in the 52 long-term care facilities which are identified as ‘LTC Assets’ on  Schedule 1 hereto (the “LTC Assets”; the sales of LTC Assets in accordance herewith are referred to as  “LTC Sales”);

(ii) the lessor’s interest in the 9 PowerBack facilities which are identified as ‘PowerBack Assets’ on Schedule 1 hereto (the “PowerBack Assets”, and, together with the LTC Assets, the “Lessor Interest Assets”; the sales of PowerBack Assets in accordance herewith are referred to as “PowerBack Sales”, and, together with the LTC Sales, the “Lessor Interest Sales”);  (for greater clarity, the PowerBack Remington facility in Richardson, TX (the “Richardson Asset”) is not treated as a ‘PowerBack Asset’ for purposes of this Agreement and instead is listed separately on Schedule 1 as ‘Whole Sale Asset – Texas’, and will be treated for purposes of this Agreement as a Whole Sale Asset);

(iii) (x) the lessor’s and the lessee’s interest in the 14 facilities which are identified as ‘Whole Sale Assets - Cascade’ on Schedule 1 hereto and (y) the lessor’s and the lessee’s interest in the Richardson Asset which is identified as ‘Whole Sale Asset – Texas’ on Schedule 1 hereto ((x) and (y), collectively, the “Whole Sale Assets”; the sales of Whole Sale Assets in accordance herewith are referred to as  “Whole Sales”);

(iv) the lessor’s and the lessee’s interest in the 2 ‘Closure Assets’ identified as ‘Closure Assets’ on Schedule 1 hereto (the “Closure Assets”; the sales of Closure Assets in accordance herewith  are referred to as “Closure Sales”); and

(v) any vacant land or other assets covered by the Existing Master Lease, which are identified as  ‘Other Assets’ on Schedule 1 (collectively, “Other Assets”;   the sales of Other Assets in accordance herewith are referred to as “Other Sales”; Whole Sales, Closure Sales and Other Sales are referred to collectively as “Entire Interest Sales”; Entire Interest Sales and Lessor Interest Sales are referred to collectively as “Asset Sales”;  and the assets sold as Asset Sales as referred to as “Sold Assets”).

(b) “Sale Cooperation Obligations” means Genesis shall diligently cooperate with WT and brokers and potential Buyers in connection with Asset Sales and shall use commercially reasonable efforts to support the Asset Sales, which shall include, but not be limited to, (i) with respect to all assets covered by the Existing Master Lease, (x) reasonably assisting potential Buyers (and their brokers and lenders and investors and their respective consultants) with their diligence requests regarding the Existing Master Lease facilities and operations thereat, making management and long-term strategy presentations to them as reasonably requested by WT, making Existing Master Lease facilities and personnel available for site visits by them upon reasonable advance notice and providing documentation and information reasonably requested by them and (y) providing any cooperation and/or documentation reasonably requested in order for WT and/or the Buyer to effectuate a forward or reverse exchange of the asset being sold for other real property of a like-kind in a manner which qualifies for non-recognition of gain or loss under Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations applicable thereto, (ii) with respect to Lessor Interest Assets, reasonably and in good faith negotiating and entering into definitive new master lease agreements with the proposed Buyers (“New Master Leases”) as the new owner/master lessor substantially in the form of the existing Cindat master lease or, if not acceptable to the new owner, another form of lease to be mutually agreed to by Genesis (acting reasonably and in good faith) and the Buyer and (iii) with respect to Entire Interest Sales (including, without limitation, the pending sale of the Whole Sale Assets to Cascade, entering into agreements reasonably requested by WT and/or the Buyers pursuant to which the leasehold position under the Existing Master Lease is terminated or transferred to the Buyer or its designee, all service and ancillary agreements to which Genesis is a party with respect to the assets being sold are terminated and Genesis agrees to continue reasonably cooperating and assisting the new owners and operators during a reasonable transition period after the closing of such sale.

(c) The economic terms and financial covenants contained in any New Master Lease, and any later modifications or waivers thereof, shall be subject to the prior written approval of WT, which approval shall not be unreasonably withheld.  Genesis hereby agrees that the due date for rent payments under any New Master Lease with a proposed Buyer as to which WT has transferred an interest of greater than or equal to 49% of WT’s interest in the Existing Master Lease, either as a change of ownership or otherwise, shall be the 1st day of each month of the term of the New Master Lease if such Buyer requires it in order to close on the transaction.  Regardless of form, the New Master Leases shall be consistent with the following terms: (i) the first year’s rent will be mutually and reasonably agreed among WT, Genesis and the Buyer; (ii) the initial term, renewal terms, renewal rent, rent payment date (subject to the foregoing sentence), and security of the New Master Leases will be no less favorable to Genesis than the Existing Master Lease; (iii) the cap ex requirements will initially be no more than $800/bed/year; and (iv) each New Master Lease may contain reasonable financial covenants as agreed between Genesis and the Buyer, no less favorable to Genesis than those set forth in similar Genesis’ other master leases, taking into account, among other things, the number of beds covered by a lease.

(d) Upon a closing of Asset Sales, the parties will contemporaneously therewith effectuate the Master Lease Modifications.  “Master Lease Modifications”  means entering into modifications to the Existing Master Lease to reflect the removal of the Sold Assets from its coverage, as and to the extent that Asset Sales occur, and to reduce the remaining rent applicable going forward under the Existing Master Lease (i.e., with respect to the remaining facilities covered by the Existing Master Lease after the consummation of the Sold Assets) by (i) with respect to Lessor Interest Sales, an amount equal to the net annual rent payable under the New Master Lease with respect to such asset(s), and (ii) with respect to Entire Interest Sales, an amount equal to 9% of (x) the gross proceeds received by WT from such sale, less (y) the reasonable and documented out-of-pocket costs incurred by WT in effectuating any such sales; provided that the foregoing rent reduction shall not apply in respect of the Whole Sale of the Richardson Asset, as the Current Modifications already reflect a reduction agreed upon by the parties in respect of such sale; for the avoidance of doubt, other than as specifically provided in this Section 1(d), nothing in this Agreement shall obligate WT to agree to any reduction in the rent under the Existing Master Lease.  Notwithstanding anything to the contrary in the Existing Master Lease or this Agreement, following the completion of all Asset Sales, the Existing Master Lease shall be terminated and any remaining rent under the Existing Master Lease shall be eliminated (it being agreed that the Existing Master Lease shall remain in effect to the extent called for under Section 1(g) below); for the avoidance of doubt, Genesis shall remain obligated to pay in full any unpaid rent that has theretofore accrued.

(e) Notwithstanding anything to the contrary set forth herein, WT shall have the right to elect to structure the sale of any or all of the Whole Sale Assets as the sale of only the lessor’s interest therein, and, upon notifying Genesis of any such election, such sale for all purposes hereof (including the Sales Cooperation Obligations and the Master Lease Modifications applicable thereto) shall be and shall be deemed to be a Lessor Interest Sale and not a Whole Sale and shall be subject to the parties entering into a New Master Lease in accordance herewith.

(f) In no event shall the intended or actual sale of assets covered by the Existing Master Lease as set forth above be or be deemed to undermine or derogate from the provisions of Section 1.2 of the Existing Master Lease under which the Existing Master Lease  constitutes one indivisible lease of the entire Leased Property (as defined therein), and the parties hereby confirm and ratify their intention that the provisions of the Existing Master Lease shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create a single indivisible lease of all the Leased Property and, in particular but without limitation, that for purposes of any assumption, rejection or assignment of this Lease under any bankruptcy laws, it is one indivisible and non-severable lease and executory contract dealing with one legal and economic unit which must be assumed, rejected or assigned as a whole with respect to all (and only all) the Leased Property covered hereby.

(g) The parties hereby confirm that the provisions of the Existing Master Lease and related agreements with respect to the Option Facilities (a/k/a Meridian 7) and the Sandy River Portfolio (each as defined in the Existing Master Lease) remain in full force and effect. Following completion of all Asset Sales, the parties’ respective rights and obligations under the Existing Master Lease shall remain in effect with respect to the Option Facilities and the Sandy River Portfolio.

2. Loan Documents.

(a) Notwithstanding anything to the contrary set forth in any Loan Document, from and after the date hereof WT shall have the right to assign all or any of its right, title and interest in, to and under the Loans and the Loan Documents to any subsidiary or controlled affiliate of Welltower Inc. without the consent of Genesis.  Genesis shall use commercially reasonable efforts to, as soon as possible, enter into binding agreements to sell assets of Genesis that currently serve as collateral for the Bridge Loan to third-party buyers and/or to obtain mortgage loans from third party lenders, with usual and customary closing dates and no closing conditions other than those which are usual and customary for stand-alone sales and mortgage loans (and with no seller financing or  financing contingency for any sales), sufficient in the aggregate to yield net proceeds  (i.e., after deduction of reasonable and documented fees and out-of-pocket expenses incurred by Genesis in connection with obtaining and consummating such agreements) of at least $105 million being paid over by Genesis to WT as set forth herein (collectively, the “105 Commitments”).  In connection with the closing of the transactions contemplated by each of the 105 Commitments, and simultaneous with WT receiving the net proceeds from any such closing, WT shall release its liens and mortgages on the Bridge Loan collateral that is the subject of the applicable transaction, including equity, to permit the consummation of each such closing.  All net proceeds from the consummation of the 105 Commitments shall be paid to WT at the closings thereunder and shall be applied by WT to partial repayment of the Bridge Loan.  The application of such amounts in partial repayment of the Bridge Loan will be in such amount, order and priority as determined by WT among the loans which comprise the Bridge Loan, if the payment being made is not otherwise part of the proceeds from a refinance or sale of a particular asset secured by a particular loan which comprises the Bridge Loan.  WT agrees to release its liens and mortgages on collateral securing repayment of the then remaining outstanding balance of the Bridge Loan that has not otherwise been released in accordance with the foregoing terms of this Section 2(a), thereby converting the Bridge Loan to an unsecured loan, after all of the following shall have occurred:  (i) WT has received $105 million or more of net proceeds from the consummation of the transactions contemplated by the 105 Commitments or from other sources available to Genesis, (ii) Genesis has entered into amendments to the Bridge Loan containing the following covenants and agreements: (1) customary market covenants for a unsecured credit facility of this type and amount for a borrower with Genesis’ financial profile at closing, which covenants shall include, without limitation, those described on Schedule 6 and others to be reasonably agreed by WT and Genesis, and (2) an agreement that the Bridge Loan shall be freely transferable by WT (whether or not to affiliates of WT) and (iii) Genesis has entered into any modifications or amendments to the Bridge Loan determined by WT, in its sole discretion, as necessary to avoid any adverse REIT qualification, status or compliance consequences to WT.  Time of the essence, and if for any reason (x) Genesis does not obtain the 105 Commitments prior to April 1, 2018 or (y) Genesis does timely obtain the 105 Commitments but any one or more of the 105 Commitments thereafter expires by its terms or is terminated for any reason prior to WT having received $105 million in accordance with the terms above, then, in the case of either (x) or (y), automatic increases in the cash component of interest payable under the Bridge Loan as set forth in Section 3(a)[B] of each amended and restated note executed on the date hereof as part of the Bridge Loan Modifications shall apply, and Genesis shall continue to be obligated to use commercially reasonable efforts to obtain the 105 Commitments and to close the transactions contemplated thereunder as soon as possible.  Nothing in this Agreement shall obligate WT to release its liens and mortgages on the Bridge Loan collateral except as specifically provided in this paragraph 2(a).

(b) Genesis hereby agrees to use commercially reasonable efforts to raise by May 8, 2018 at least $200 million in new capital invested in Genesis from third party sources (whether raised in single or multiple tranches) (“New Capital”) (such New Capital may be structured in a manner determined by Genesis which may include, without limitation, equity, preferred equity or unsecured mezzanine debt; provided that the dividends or interest thereunder shall be payable ‘in-kind’ at least in the same proportion as the interest is payable ‘in-kind’ under the Term Loan and the New Term Loans) and Genesis hereby agrees that it shall apply the net proceeds (i.e., net of reasonable and customary transaction costs and fees) of such New Capital (whenever received) to the following before any other application thereof:

(1) first, if either (i) a Trigger Event has occurred and is continuing or (ii) the Future Modifications have not occurred and the New Term Loans have not been funded by WT and Omega at the time the net proceeds of the New Capital are distributed, then, to repay the Term Loan as provided in the Term Loan Agreement; if, however, no Trigger Event has occurred and is continuing, the Future Modifications have occurred and the New Term Loans have been funded by WT and Omega at the time the net proceeds of the New Capital are distributed, then, to repay in full the portion of the Term Loan held by WT (which will be approximately $99 million), which payments shall be made in advance of repayment of amounts owing to Omega with respect to the Term Loan, such that all principal payments (voluntary or mandatory) in respect of the Term Loan are first paid to WT in reduction of the principal  balance owed on the portion of the Term Loan held by or otherwise payable to WT;

(2) second, to the extent not paid pursuant to subsection (1) above, to repay in full the portion of the Term Loan held by Omega (which will be approximately $66 million) as repayment of Genesis’ obligations to Omega under the Term Loan;

(3) third, to repay in full that certain Note, dated as of December 23, 2016, made by Genesis as Issuer in the face amount of $11,659,000 (as amended, restated, supplemented or modified) (having a principal balance of approximately $12.7 million as of the date hereof);

(4) fourth, to pay $6.0 million as repayment of that certain Note, dated as of November 1, 2016, made by Genesis as Issuer in the face amount of $51,160,000 (as amended, restated, supplemented or modified) (i.e., at approximately 6.0% of par), and, if no default or breach shall have occurred under this Agreement or under any Transaction Document, WT agrees that the remaining principal balance thereof will be written off by WT (so long as there are sufficient proceeds of the New Capital available to simultaneously pay-off $111 million of the Bridge Loan); and

(5) fifth, to pay up to $111 million on account of the Bridge Loan (applied in such order and priority as determined by WT among the loans which comprise the Bridge Loan).

Genesis and WT agree that, once WT has been repaid pursuant to Section 2(b)(1) above such that the remaining outstanding balance of the portion of the Term Loan held by WT is less than 50% of the remaining outstanding balance of the portion of the Term Loan held by Omega, Omega (or an entity designated by Omega) will replace WT as the administrative agent under the Term Loan

Agreement.  In the event Genesis has not raised the New Capital by May 8, 2018, Genesis shall continue to be obligated to use commercially reasonable efforts to obtain the New Capital and to apply the proceeds thereof as set forth herein until such efforts are successful.  “Trigger Event” means (a) any Default or Event of Default under Sections 8(b), (c), (g), (h), or (l) of the Term Loan Agreement, (b) a Default or Event of Default under Section 7.13, 7.14 or 7.15 of the Term Loan Agreement, or (c) the acceleration of the Loans under the Term Loan Agreement.  Except as may otherwise be agreed in writing as part of the Future Modifications, all liens and collateral securing the Term Loan shall continue to secure the Term Loan until such time as WT and Omega are each paid in full.

(c) If, (x) the New Capital shall have been raised and applied as required hereunder, (y) the 105 Commitments shall have been obtained and the required payments have been made to WT in accordance herewith, and (z) the portion of the Term Loan held by WT has been repaid in full, the remaining outstanding principal balance of the Bridge Loan is not more than $50 million, and no "Event of Default" under the Transaction Documents is continuing ((x)-(z), collectively, the “Conditions Precedent”), then, upon satisfaction of all Conditions Precedent, Genesis may deliver notice to WT requesting that WT approve a specified amount (not to exceed $50 million) of the outstanding balance of the Bridge Loan be converted into a common equity stake in Genesis (the “$50M Equity Conversion”), such equity to be priced on the same basis as Genesis’ most recent equity raise at that time, and such equity will be pari passu to such most recently raised equity.  WT shall cooperate in completing such $50M Equity Conversion, which shall be conditioned on WT’s determination, in its sole discretion, that such conversion would not result in any adverse REIT qualification, status or compliance consequences to WT.  Genesis acknowledges that the consummation of all the Lessor Interest Sales and WT’s receipt of the net proceeds therefrom will be one of the factors which WT will take into consideration in making such determination.  For the avoidance of doubt, the completion of the $50M Equity Conversion is intended to be a bilateral transaction negotiated by the parties in good faith consistent with the terms outlined in this paragraph (c) and this Agreement is not intended to grant either Genesis or WT the unilateral right to effect the completion of the $50M Equity Conversion. If WT determines, in its sole discretion, that it cannot consummate the $50M Equity Conversion due to adverse REIT qualification, status or compliance consequences, WT agrees that the lesser of the outstanding balance of the Bridge Loan and $50 million (the “Conversion Amount”) shall be converted into a loan incurring PIK interest at 2% per annum compounded quarterly, with a term of ten (10) years commencing on the date the Conditions Precedent have been satisfied (the “Mezz Debt Conversion”); provided, however, if WT determines, in its sole discretion, that conversion of some or all of the Conversion Amount into the Mezz Debt Conversion would result in any adverse REIT qualification, status or compliance consequences to WT, then, at the time the Conditions Precedent are satisfied, such portion of the Conversion Amount which cannot be converted into the Mezz Debt Conversion will be immediately written off by WT and the balance of the Conversion Amount will be converted into the Mezz Debt Conversion.

(d) Upon satisfaction of the Warrant Conditions, Genesis shall issue to TRS Holdco, a warrant (the “WT Warrant”) to purchase shares of Genesis’ Class A common stock issued by Genesis, containing customary terms and conditions for an instrument of this type and in form and substance reasonably acceptable to both Genesis and WT, pursuant to which Genesis shall grant the right to the holder of the WT Warrant to purchase 900,000 shares (subject to anti-dilution provisions) of Genesis’ Class A common stock, par value $0.001 per share at an exercise price equal to the greater of (i) $1.00 per share or (ii) if the Future Modifications have occurred, the closing price of Genesis Class A common stock on the trading day that the Future Modifications are effective, which WT Warrant shall be exercisable during the period commencing 6 months after issuance and ending on 5 years after issuance.  “Warrant Conditions” means all of the following shall be true at the time in question:  (i) the complete repayment or conversion to equity or forgiveness of the Bridge Loans, as the case may be; (ii) the successful consummation of Asset Sales such that the rent payable by Genesis to WT under the Master Lease is less than $15 million; (iii) the repayment in full of any remaining amounts owed by Genesis to Omega; (iv) the price of a share of Genesis’ Class A common stock exceeds, or at any time prior to the satisfaction of all other conditions has exceeded, $4 and (v) at least 25% of the Class C shares of Genesis, issued and outstanding as of the execution of this Agreement, have converted their shares into shares of Class A common stock. Upon the making of the New Term Loans, Genesis shall issue to Omega or an affiliate thereof, a warrant (the “Omega Warrant”) to purchase shares of Genesis’ Class A common stock issued by Genesis, containing customary terms and conditions for an instrument of this type and in form and substance reasonably acceptable to both Genesis and Omega, pursuant to which Genesis shall grant the right to the holder of the Omega Warrant to purchase 600,000 shares (subject to anti-dilution provisions and to such reduction in the amount of shares as Omega may determine in its sole discretion is necessary or appropriate to maintain compliance with law and regulation, including REIT tax regulations) of Genesis’ Class A common stock, par value $0.001 per share at an exercise price equal to the greater of (i) $1.00 per share or (ii) if the Future Modifications have occurred, the closing price of Genesis Class A common stock on the trading day that the Future Modifications are effective, which Omega Warrant shall be exercisable during the period commencing 6 months after issuance and ending on 5 years after issuance.

(e) Subject to the satisfaction of the Term Loan Amendment Conditions (as defined below) no later than March 31, 2018, (A) WT and Omega agree that they will enter into modifications to the Term Loan Agreement and related loan documents that will provide Genesis with the ability to borrow an additional $40 million of new term loans under the Term Loan Agreement (the “New Term Loans”) and will include other changes as may be reasonably necessary to accommodate the refinancing of the Cap One ABL Facility on substantially the terms set forth in the MidCap Commitment Letter (as defined below) (the “Term Loan Amendment”), (B) WT commits to provide an aggregate amount of $24 million of the New Term Loans to Genesis and (C) Omega commits to provide an aggregate amount equal to $16 million of the New Term Loans.  Notwithstanding the foregoing, Genesis, WT and Omega agree that they will promptly take such actions as are reasonably necessary to amend the Term Loan Agreement to reflect the modifications required to effectuate the obligation to seek New Capital and the mandatory pre-payment provisions set forth in Section 2(b) (regardless of whether the Term Loan Amendment Conditions are satisfied).

“Term Loan Amendment Conditions” means (i) the loans and other obligations under that certain Credit Agreement, dated as of February 2, 2015 (as amended, restated, supplemented or modified, “Cap One ABL Facility”), by and among, Genesis, the lenders party thereto, Healthcare Financial Solutions, LLC, as administrative agent, and the other parties thereto have been either (x) amended or otherwise restructured such that all outstanding defaults thereunder have been satisfied or permanently waived and the terms of any amendment or restructured loans and other obligations, and the agreements related to the same, are reasonably acceptable to WT and Omega, or (y) fully refinanced in a manner, as reasonably determined by WT and Omega, substantially consistent with the terms and conditions set forth in that certain Commitment Letter, dated as of February 2, 2017 (as amended, restated, supplemented or modified, the “MidCap Commitment Letter”), between MidCap Financial Trust and Genesis or on such other terms and conditions reasonably acceptable to WT and Omega, (ii) there are no outstanding defaults (including any disputed default that is subject to arbitration under Section 3(d)(iii) of this Agreement) by Genesis under this Agreement or the Term Loan Agreement (whether or not such defaults have become Omnibus Events of Default under this Agreement or Events of Default under the Term Loan Agreement), (iii) there are no Events of Default under any of the other Transaction Documents, and there are no outstanding material defaults by Genesis under the Material Master Leases  or Material Indebtedness (each, as defined in the Term Loan Agreement) or any agreement with MidCap Financial Trust, in each case, that is not subject to an irrevocable waiver or other similar agreement not to enforce any such contractual obligations, (iv) all required third party consents in connection with the Term Loan Amendment and the New Term Loans have been obtained by Genesis, and (v) the Term Loan Amendment is in form and substance reasonably satisfactory to Genesis, Omega and WT.

3.Estoppel; Forbearance; Cross-Defaults.

(a) Genesis acknowledges and agrees and confirms that as of the date indicated thereof (i) the principal balance of each of the Loans is as set forth on Schedule 3 attached hereto, and that all of such principal amounts, plus all accrued and accruing interest and all fees, costs, expenses and other amounts now or hereafter payable by Genesis under the Loan Documents, are unconditionally owing by Genesis, all without offset, defense or counterclaim of any kind, nature or description whatsoever, (ii) WT has, and shall continue to have, valid and enforceable, perfected and continuing Liens upon and security interests in the collateral granted by Genesis to WT to the extent (and having the priority) required by the Loan Documents and (iii) to Genesis' knowledge, WT is not in breach or default under any of its obligations under the Transaction Documents.

(b) WT agrees that it will, from the date hereof until the earlier of an Omnibus Event of Default (as defined in Section 3(d) below) or March 31, 2018 (the “Forbearance Period”), not exercise any rights or remedies with respect to (a) any “Default” or “Event of Default” or other breach under the Existing Master Lease which relates to financial covenants thereunder or which is a cross-default thereunder by virtue of financial covenants contained in other agreements of Genesis as to which the counterparty has not declared a default or has agreed to forbear from the exercise of rights and remedies, (b) any “Default” or “Event of Default” or other breach under the Loan Documents which relates to financial covenants thereunder or which is a cross-default thereunder by virtue of financial covenants contained in other agreements of Genesis as to which the counterparty has not declared a default or has agreed to forbear from the exercise of rights and remedies, and (c) the failure to pay any default rent, default interest, and late fees, as applicable, under the Existing Master Lease and the Loan Document which accrue through the Forbearance Period.  Neither Genesis Healthcare, Inc. nor any of its subsidiaries or affiliates (whether or not party to the Transaction Documents) may enter into any waiver, forbearance, agreement not to enforce or similar agreement with any person or entity with respect to obligations of Genesis Healthcare, Inc. or any of its subsidiaries or affiliates (whether or not party to the Transaction Documents) with respect to a Material Master Lease or Material Indebtedness (each, as defined in the Term Loan Agreement), any agreement with MidCap Financial Trust or the Revolving Loan (as defined in the Existing Master Lease) without providing at least 5 business days’ prior notice to WT.  WT further agrees that, until February 22, 2018, no cash payments of interest will be due and payable currently under the Loan Documents, and all such interest amounts will instead accrue and be added to principal (with interest accruing thereon at the same rates as interest otherwise accrues under the relevant Loan Document for deferred interest amounts); subsequent to February 22, 2018, cash payments of interest will be due and payable as provided in the Loan Documents.

(c) Each of Genesis and WT hereby acknowledges, confirms and agrees that (i) each of the Transaction Documents has been duly executed and delivered to the other party and each is in full force and effect as of the date hereof and is hereby ratified and confirmed, (ii) the agreements and obligations of such party contained in the Transaction Documents and in this Agreement constitute the legal, valid and binding obligations of such party, enforceable in accordance with their respective terms, except to the extent limited by general principals of equity and by bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors' rights generally, and (iii) such party is and shall be entitled to all of the rights, remedies and benefits provided for in the Transaction Documents and under applicable law.

(d) An “Omnibus Event of Default” means (i) any default or breach by Genesis of its obligations under this Agreement (except, in the case of Sections 1(b), 2(a) or 2(b), as provided in subsection (iii) below) which breach or default is not cured (1) in the case of payment defaults within two (2) business days after receipt of written notice thereof from WT and (2) in the case of all other defaults or breaches, within ten (10) business days after receipt of written notice thereof from WT, or any failure to reach agreement on new financial covenants under the Existing Master Lease by March 31, 2018 (in the case of the failure to reach agreement on new financial covenants only, without notice, grace or cure period); (ii) an Event of Default under Sections 8(b), (c), (g), (h), or (l) of the Term Loan Agreement or the acceleration of the Loans under the Term Loan Agreement; or (iii) any default or breach by Genesis of its obligations under Sections 1(b), 2(a) or 2(b), provided, however, that any such default or breach for Genesis’ failure to diligently cooperate or use commercially reasonable efforts, as those terms are used in such Sections, shall require a determination in an Arbitration Proceeding (as defined below) that Genesis has failed to satisfy such obligations to diligently cooperate or use commercially reasonable efforts, and, provided, further, that the pendency of any such Arbitration Proceeding shall not relieve either Genesis or WT of its obligations or agreements under the applicable Section in dispute..  The existence of an Omnibus Event of Default (whether occurring during or after the Forbearance Period) shall constitute an "Event of Default" under each of the Transaction Documents as if it had been expressly set forth as an “Event of Default” thereunder.  “Arbitration Proceeding” means an arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules.  Genesis and WT agree that, in any Arbitration Proceeding, the number of arbitrators shall be three, the place of arbitration shall be New York, New York, the parties recognize that time is of the essence and shall pursue an expedited arbitration schedule, Delaware law shall apply, and judgment on the award rendered by the arbitrators may be entered in any New York State court or federal court sitting in the City, County and State of New York having jurisdiction thereof.

(e) An "Event of Default" by Genesis under any of the Transaction Documents shall, without any notice or grace or cure period, entitle WT immediately to exercise all rights and remedies available to WT upon an Omnibus Event of Default under this Agreement, as if an Event of Default under any one of the Transaction Documents was expressly set forth in this Agreement as an Omnibus Event of Default hereunder.  This Section 3(e) will not entitle WT to declare a default or breach under any Transaction Document solely due to a default or breach under any other Transaction Document if WT would not have been entitled to declare such a default or breach in the absence of this Section 3(e).  Solely for the purpose of this Section 3(e), this Agreement is not a Transaction Document.

(f) Without limiting any of the reporting requirements under the Transaction Documents, Genesis shall, and shall cause the officers, directors, employees and advisors to Genesis, to cooperate fully with WT and its designees in furnishing information reasonably available to Genesis as and when reasonably requested by WT or its designees regarding Genesis’ financial condition, business, operations and assets.

(g)  Upon the occurrence of an Omnibus Event of Default, WT shall be entitled (a) upon five (5) business days’ written notice to Genesis, to terminate this Agreement and pursue all available rights and remedies, including without limitation, an award of  monetary damages, or, at WT’s option, (b) to enforce this Agreement, including by specific performance.  Upon termination of this Agreement, the rights and obligations of the parties hereunder shall immediately become null and void and of no further force or effect without any further action by any party; provided, however, that no termination of this Agreement shall relieve any party from liability for any breach of this Agreement occurring prior to such termination, or for the breach of any provision hereof that expressly survives the termination of this Agreement.

4.  General Release

(a) In consideration of, among other things, WT’s execution and delivery of the Current Modifications and this Agreement, and Omega’s joining in Sections 2(b), (d), (e) and 5(k) of this Agreement, Genesis on behalf of itself and its agents, representatives, officers, directors, advisors, employees, subsidiaries and affiliates (whether or not party to the Transactions Documents), successors and assigns (collectively, “Releasors”), hereby forever agrees and covenants not to sue or prosecute against any Releasee (as hereinafter defined) in accordance with Section 4(c) below, and hereby forever waives, releases and discharges, to the fullest extent permitted by law, each Releasee from any and all claims (including, without limitation, cross-claims, counterclaims, rights of set-off and recoupment), actions, causes of action, suits, debts, accounts, interests, liens, promises, warranties, damages and consequential damages, demands, agreements, bonds, bills, specialties, covenants, controversies, variances, trespasses, judgments, executions, costs, expenses or claims whatsoever, that such Releasor now has , of whatsoever nature and kind, whether known or unknown, now existing, whether arising at law or in equity (collectively, the “Claims”), against WT or Omega in any capacity and their respective affiliates and subsidiaries (whether or not party to the Transaction Documents), shareholders and “controlling persons” (within the meaning of the federal securities laws), and their respective successors and assigns and each and all of its related persons (collectively, the “Releasees”), based in whole or in part on facts, whether or not now known, existing on or before the date of this Agreement, that relate to, arise out of or otherwise are in connection with: (i) any or all of the Transaction Documents or the Transactions or any actions or omissions in connection therewith, (ii) any aspect of the dealings or relationships between or among Genesis and WT or Omega relating to any or all of the documents, transactions, actions or omissions referenced in clause (i). In entering into this Agreement, Genesis has consulted with, and has been represented by, legal counsel and expressly disclaims any reliance on any representations, acts or omissions by any of the Releasees and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth above do not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity thereof. The provisions of this Section 4(a)

shall survive the termination of this Agreement, the Transaction Documents and payment in full of all obligations thereunder.

(b) Genesis, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged pursuant to Section 6(a) hereof. If Genesis or any of its successors, assigns or other legal representatives violates the foregoing covenant, Genesis for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all documented reasonable attorneys’ fees (other than allocated fees of in-house counsel) and out-of-pocket costs incurred by any Releasee as a result of such violation.

(c) In entering into this Agreement, Genesis consulted with, and has been represented by, legal counsel and expressly disclaims any reliance on any representations, acts or omissions by any of the Releasees and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth above do not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity thereof. The provisions of this Section 4 shall survive the expiration or termination of the Forbearance Period, the termination of this Agreement, the Transaction Documents and payment in full of the obligations thereunder.

5. Miscellaneous.

(a) Except as may be required by law or judicial process (including the requirements of any regulatory body or stock exchange), each party shall keep this Agreement and its terms confidential and shall not disclose the same to any third party (except attorneys, accountants, or consultants hired by the parties hereto who themselves are bound by similar confidentiality restrictions) without the express written consent of the other party.   Notwithstanding the foregoing, upon Genesis’ public disclosure of this Agreement, including in a filing made with the Securities and Exchange Commission, neither WT nor Genesis shall have any further obligation under this Section 5(a).

(b) This Agreement shall inure solely to the benefit of the parties hereto and their respective successors and assigns. Genesis may not assign any of its rights or obligations hereunder, in whole or in part, directly or indirectly, by operation of law or otherwise, without the prior written consent of WT, and any such purported assignment without such consent shall be null and void, ab initio, and of not force or effect. No third party shall have the right to derive or claim any benefit hereunder (other than Releasees) or have any right to enforce or rely upon any provision of this Agreement.

(c) This Agreement may be executed in either original or electronically transmitted form (e.g., faxed or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

(d) This Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, but exclusive of its conflicts of law provisions. Except as specified in Section 3(d), the parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any New York State court or federal court sitting in the City, County and State of New York with respect to any action or proceeding arising out, or relating to, this Agreement. THE PARTIES HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER ARISING IN CONTRACT, IN TORT OR OTHERWISE.

(e) Genesis hereby represents and warrants that (i) all consents and authorizations to the Current Modifications and to this Agreement binding on Genesis (i.e., including on all entities included within the meaning of “Genesis” as such term is defined in this Agreement) have been obtained, (ii) Genesis Healthcare, Inc. is duly authorized to bind all entities which comprise ‘Genesis’ as defined herein (whether or not all such entities are listed on Schedule 5 hereto), and to bind all subsidiaries and affiliates of Genesis Healthcare, Inc. with respect to Section 4 hereof, and to cause all such respective entities to comply with their respective obligations hereunder, (iii) there are no required third-party consents to the Current Modifications and to this Agreement binding on Genesis which have not been obtained, and (iv) there are no defaults beyond any applicable notice and cure period by Genesis Healthcare, Inc. or any of its subsidiaries or affiliates (whether or not party to the Transaction Documents) under any of their respective material contractual obligations, whether or not subject to a waiver, forbearance or other agreement not to enforce any such contractual obligations, other than those defaults subject to a waiver, forbearance or other agreement that is listed on Schedule 8.

(f) Genesis acknowledges and confirms that the Recitals set forth above are true and correct, and each of the parties hereto acknowledges and agrees that by this reference the Recitals, including the definitions therein, are incorporated into and made a part of the body of this Agreement.

(g) Each party shall be responsible for its own fees, costs, charges and expenses, including the fees, costs and expenses of counsel and/or other third party professionals or advisors, incurred in connection with this Agreement, the Current Modifications, the Future Modifications and the transactions contemplated by that certain Memorandum of Understanding dated November 9, 2017 (the “MOU”).  Notwithstanding the foregoing, in connection with the consummation of the Asset Sales, WT agrees to reimburse Genesis’ reasonable costs and expenses incurred in connection with the successful consummation of any such Asset Sales, up to an aggregate cap for all such Asset Sales of $2 million.  Except as set forth in this Section 5(g), all of the terms and conditions under the Transaction Documents relating to a party covering the costs of another party shall remain in full force and effect.

(h) This Agreement and the Current Modifications have been prepared through the joint efforts of all of the parties hereto. Neither the provisions of this Agreement or the Current Modifications nor any alleged ambiguity therein shall be interpreted or resolved against any party on the ground that such party or its counsel drafted this Agreement or such other agreement, or based on any other rule of strict construction. The parties hereto acknowledge that they have been represented by legal counsel of their own choosing in negotiations for and preparation of this Agreement and all other agreements and documents executed in connection herewith and that each of them has read the same and had their contents fully explained by such counsel and is fully aware of their contents and legal effect. If any matter is left to the decision, right, requirement, request, determination, judgment, opinion, approval, consent, waiver, satisfaction, acceptance, agreement, option or discretion of WT in this Agreement or in any Transaction Document, such action shall be deemed to be exercisable by WT in its sole and absolute discretion and according to standards established in its sole and absolute discretion. Without limiting the generality of the foregoing, “option” and “discretion” shall be implied by the use of the words “if” and “may.”

(i) The invalidity, illegality, or unenforceability of any provision in or obligation under this Agreement in any jurisdiction shall not affect or impair the validity, legality, or enforceability of the remaining provisions or obligations under this Agreement or of such provision or obligation in any other jurisdiction. If feasible, any such offending provision shall be deemed modified to be within the limits of enforceability or validity; however, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Agreement in all other respects shall remain valid and enforceable.

(j) Time is of the essence in the performance of each of the obligations of Genesis hereunder and with respect to all conditions to be satisfied by such parties.

(k) WT, Omega and Genesis agree to take all further actions and execute all further documents may from time to time be reasonably requested to carry out the transactions contemplated by this Agreement and the Current Modifications, including but not limited to amendments to this Agreement, the Existing Master Lease or Loan Documents or intercreditor agreements, evidencing: (i) the replacement of Genesis’ current asset capital lender, Capital One, with a new lender as contemplated by the MidCap Commitment Letter, and any corresponding releases or adjustments in priority to collateral; (ii) adjustments necessary to accommodate lender’s requests regarding collateral priority in the contemplated re-financing of the properties listed on Schedule 7 attached hereto; and (iii) waiver of compliance with the financial covenants on or prior to December 31, 2017 and, if the Term Loan Amendment is executed, adjustments to the financial covenants that, as of the date of execution of such Term Loan Amendment, will permit Genesis, based on its reasonable projections as of such date, to be in pro forma compliance through March 31, 2019.

(l) Section headings in this Agreement are included herein for convenience of reference only and shall not constitute part of this Agreement for any other purpose.

(m) All notices, requests, and demands to or upon the respective parties hereto shall be given and received in accordance with the notice provisions under the Existing Master Lease.

(n) GENESIS HEREBY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) (i) PRESENTMENT, DEMAND AND PROTEST, AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NONPAYMENT, MATURITY, RELEASE WITH RESPECT TO ALL OR ANY PART OF THE OBLIGATIONS OR ANY COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY WT ON WHICH GENESIS MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER WT MAY DO IN THIS REGARD; (ii) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF THE COLLATERAL THAT MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING WT TO EXERCISE ANY OF AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NONPAYMENT, MATURITY, RELEASE WITH RESPECT TO ALL OR ANY PART OF THE OBLIGATIONS OR ANY COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY

TIME HELD BY WT ON WHICH GENESIS MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER WT MAY DO IN THIS REGARD; (ii) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF THE COLLATERAL THAT MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING WT TO EXERCISE ANY OF ITS RESPECTIVE RIGHTS AND REMEDIES; (iii) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS AND ALL RIGHTS WAIVABLE UNDER ARTICLE 9 OF THE UNIFORM COMMERCIAL CODE; (iv) ANY RIGHT GENESIS MAY HAVE UPON PAYMENT IN FULL OF THE OBLIGATIONS WITHOUT A CORRESPONDING TERMINATION OF THE FINANCING AGREEMENT IN ACCORDANCE WITH ITS TERMS TO REQUIRE WT TO TERMINATE ITS SECURITY INTEREST IN THE COLLATERAL OF GENESIS UNTIL TERMINATION OF THE FINANCING AGREEMENT IN ACCORDANCE WITH ITS TERMS AND THE EXECUTION BY GENESIS OF AN AGREEMENT INDEMNIFYING WT FROM ANY LOSS OR DAMAGE ANY SUCH PARTY MAY INCUR AS THE RESULT OF DISHONORED CHECKS OR OTHER ITEMS OF PAYMENT RECEIVED BY WT FROM GENESIS OR ANY ACCOUNT DEBTOR AND APPLIED TO THE OBLIGATIONS AND RELEASING AND INDEMNIFYING, IN THE SAME MANNER AS DESCRIBED IN SECTION 6 OF THIS AGREEMENT, THE RELEASEES FROM ALL CLAIMS ARISING ON OR BEFORE THE DATE OF SUCH TERMINATION STATEMENT; AND NOTICE OF ACCEPTANCE HEREOF, AND GENESIS ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO WT’S ENTERING INTO THIS AGREEMENT AND THAT WT IS RELYING UPON THE FOREGOING WAIVERS IN THEIR FUTURE DEALINGS WITH GENESIS.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(o) By executing and delivering this Agreement, Genesis, for itself and on behalf of all entities which are included within the definition of ‘Genesis’ in this Agreement, hereby (i) reaffirms, ratifies and confirms its obligations under the Transaction Documents, as applicable, and (ii) hereby expressly agrees that the Transaction Documents shall remain in full force and effect.

(p) Genesis hereby expressly reaffirms, ratifies and confirms its obligations under that certain Guarantee and Collateral Agreement, dated July 29, 2016, between Genesis and WT (the “Term Loan Guarantee”) including its mortgage, grant, pledge and hypothecation to Administrative Agent for the benefit of the Secured Parties (each as defined in the Term Loan Guarantee), of the Lien (as defined in the Term Loan Guarantee) on and security interest in, all of its right, title and interest in, all of the collateral and it is the intent of the parties that such Lien (as defined in the Term Loan Guarantee) on and security interest granted pursuant to the Term Loan Guarantee shall continue in full force and effect.

(q) This Agreement and the Transaction Documents set forth in full the terms of agreement between the parties hereto and thereto with respect to the subject matter thereof and are intended as the full, complete, and exclusive contracts governing the relationship between such parties with respect to the subject matter thereof, superseding all other discussions, promises, representations, warranties, agreements (including the MOU), and understandings between the parties with respect thereto. There are no oral agreements among the parties hereto. No modifications or waivers hereof or thereof shall be made or valid  except in a writing signed by the party against whom enforcement of the modification or waiver is sought. Any waiver of any condition in, or breach of, any of the foregoing in a particular instance shall not operate as a waiver of other or subsequent conditions or breaches of the same or a different kind. WT’s failure to exercise any rights or remedies under any of the foregoing in a particular instance shall not operate as a waiver of its right to exercise the same or different rights and remedies in any other instances.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written on behalf of each party hereto and its respective subsidiaries and  affiliates.

GENESIS:

GENESIS HEALTHCARE, INC. (for itself and on behalf of all entities which are included within the definition of ‘Genesis’ in this Agreement, and, with respect to Section 4, on behalf of all subsidiaries and affiliates of Genesis Healthcare, Inc.)

By:/s/ Michael S. Sherman

Name: Michael S. Sherman

Title: SVP

WT:

WELLTOWER INC. (for itself and on behalf of all entities which are included within the definition of ‘WT’ in this Agreement)

By:/s/ Justin Skiver

Name: Justin Skiver

Title: Authorized Signatory

WELLTOWER TRS HOLDCO LLC (solely with respect to Section 2(d))

By:/s/ Justin Skiver

Name: Justin Skiver

Title: Authorized Signatory

OMEGA:

OHI MEZZ LENDER LLC
(solely with respect to Sections 2(b), 2(d), 2(e) and 5(k))

By:/s/ Daniel J. Booth

Name: Daniel J. Booth

Title: Chief Operating Officer

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